Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SONOCO PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

South Carolina	57-0248420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Second Street, Hartsville, South Carolina 29550
(Address of principal executive offices and zip code)
SONOCO PRODUCTS COMPANY
Sonoco Products Company 2019 Omnibus Incentive Plan
(Full title of the plan)

John M. Florence
Vice President and
General Counsel
Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
(Name and address of agent for service)

(843) 383-7000
(Telephone number, including
area code, of agent for service)
Copies to: Suzanne Hulst Clawson, Esquire George S. King, Jr., Esquire Haynsworth Sinkler Boyd, P.A. 1201 Main Street, Suite 2200 Columbia, South Carolina 29201 (803) 779-3080
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒    Accelerated filer ☐
Non-accelerated filer ☐     Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	12,000,000 shares	$61.285	$735,420,000.00	$89,132.90

(1)
This registration statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, based on the average of the high and low trading prices of the shares reported by the New York Stock Exchange on July 29, 2019, which was $61.285.

Exhibit Index on page 4.

INTRODUCTION
This Registration Statement relates to registration of 12,000,000 shares of Sonoco Products Company common stock that are reserved for issuance pursuant to the Sonoco Products Company 2019 Omnibus Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933 (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed February 28, 2019 (File No. 001-11261).

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the filing of the Annual Report on Form 10-K referenced in (a) above.

(c)
The description of the Registrant’s common stock contained in Amendment No. 3 to the Registrant’s Form 8-A, filed July 17, 2019, and any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or any other subsequently filed document that also is incorporated by reference, or is deemed to be incorporated by reference, herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not, and will not be deemed to be, incorporated by reference herein unless specifically stated otherwise. The Company’s 1934 Act file number with the Commission is 001-11261.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Article VIII of the Registrant’s Bylaws provides that any present or former director, officer or employee of the Registrant or any person who, at the request of the Registrant, may have served as director or officer of another corporation in which it owns shares or of which it is a creditor shall be entitled to reimbursement of expenses and other liabilities to the maximum extent permitted by the laws of the State of South Carolina or by order of any court having jurisdiction in any action or proceeding to which he is a party by reason of being or having been a director, officer or employee.
Under the South Carolina Business Corporation Act of 1988 (the “SCBCA”), a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) as set forth in the SCBCA. The SCBCA also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the SCBCA, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant’s Articles of Incorporation do not provide otherwise. The provisions of the SCBCA which deal with indemnification are codified at Sections 33-8-500 through -580 of the Code of Laws of South Carolina 1976, amended.
In addition, the Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits listed in the Exhibit Index on page 4 are incorporated into this item by reference.
Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1) (ii) of this undertaking do not apply to this Registration Statement on Form S-8 to the extent that the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No..
in Item 601
of Regulation S-K    Description

4.1	Restated Articles of Incorporation, as amended through June 7, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2017)

4.2	Bylaws, as amended through October 1, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed October 2, 2018)

4.3	Sonoco Products Company 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 1 to the Registrant’s Proxy Statement for the 2019 Annual Meeting of Shareholders)

5	Opinion of Haynsworth Sinkler Boyd, P.A.

15	Accountants' letter re: unaudited interim financial information

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5)

24	Power of Attorney (included on signature page)

SIGNATURES
The Registrant
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartsville, State of South Carolina on August 1, 2019.

Sonoco Products Company By: s/ Robert C. Tiede Robert C. Tiede President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 2019.

Sonoco Products Company By: s/ Julie Albrecht Julie Albrecht Vice President and Chief Financial Officer (principal financial officer)
By: s/ James W. Kirkland James W. Kirkland Corporate Controller Principal Accounting Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Robert C. Tiede and Julie Albrecht, jointly and severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 17, 2019.

s/Robert C. Tiede	President, Chief Executive Officer and Director
Robert C. Tiede
Director
Harry A. Cockrell
s/Pamela L. Davies	Director
Pamela L. Davies
s/Theresa J. Drew	Director
Theresa J. Drew
s/Philippe Guillemot	Director
Philippe Guillemot
s/John R. Haley	Director
John R. Haley
s/Richard G. Kyle	Director
Richard G. Kyle
s/Blythe J. McGarvie	Director
Blythe J. McGarvie
s/James M. Micali	Director
James M. Micali
s/Sundaram Nagarajan	Director
Sundaram Nagarajan
Director
Marc D. Oken
s/Thomas E. Whiddon	Director
Thomas E. Whiddon

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